Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces Third-Quarter 2024 Financial Results: Exceeds Earnings Per Share Expectations

Announces $1.5 billion share repurchase program

Year-to-date generated $7.2 billion of operating cash flow and $3.4 billion free cash flow

Company sees revenue trends improve as industry reached an inflection point in the quarter

CHICAGO, Oct. 15, 2024 – United Airlines (UAL) today reported third-quarter 2024 financial results. The company had pre-tax earnings of $1.3 billion, with a pre-tax margin of 8.7%; adjusted pre-tax earnings1 of $1.4 billion, with an adjusted pre-tax margin1 of 9.7%. The company also achieved diluted earnings per share of $2.90; adjusted diluted earnings per share1 of $3.33, ahead of the third-quarter 2024 guidance provided at the start of the quarter of $2.75 to $3.25.
The company produced strong financial and operational results in the quarter. As the company expected, revenue trends improved as the industry reached an inflection point in the quarter with unprofitable capacity exiting the market. Domestic unit revenue was positive year-over-year in August and September. Demand continues to be strong for the United product: Corporate revenues were up 13% year over year in September, and in the quarter premium revenues continued to remain resilient and were up 5% year over year and revenue from Basic Economy was up 20% year over year.
"I appreciate the entire United team coming together to take care of our customers by operating a safe and on-time airline this summer," said United Airlines CEO Scott Kirby. "As predicted, unproductive capacity left the market in mid-August, and we saw a clear inflection point in our revenue trends that propelled United to exceed Q3 expectations. A prosperous summer 2024 is just the beginning as our improved customer experience combined with United Next positions the airline at the top of the industry for the foreseeable future."

Capital Allocation
The company's Board of Directors authorized a new share repurchase program for up to $1.5 billion of outstanding shares of common stock and warrants originally issued to the U.S. Treasury under the CARES Act and Payroll Support Program, subject to a limit of $500 million in aggregate through year-end 2024. This amount represents approximately 7% percent of the company's market capitalization based on the closing stock price on Oct 14, 2024. This is the first share repurchase program since the suspension of the previous program in 2020 due
1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Reports Third-Quarter 2024 Results
to the COVID-19 pandemic. Unless suspended or terminated earlier by our Board of Directors, this program has no set expiration date and will therefore terminate when the company has completed all purchases authorized under the program.
"In the last four years, we've invested $22 billion in our product and nearly $10 billion in our people. Those investments have enabled higher profits and are now contributing to growing free cash flow," said United Airlines CFO Michael Leskinen. "We're now in a position to add a share repurchase program as we continue to invest in and deleverage our business. We are simultaneously targeting net leverage2 below 2x in the next few years. We intend this buyback to be the beginning of a consistent and disciplined return of capital that is paced by our ability to generate increasing levels of free cash."
In the quarter, the company repurchased in the open market just over 2 million shares of UAL common stock in connection with the exercise of roughly 6.4 million warrants issued to the U.S. Treasury under the CARES Act and Payroll Support Program. The repurchase of these shares eliminated the dilution associated with the warrants exercised and are separate from the $1.5 billion share repurchase program above. The shares were purchased at an average price of $39.99.
Under today's $1.5 billion share repurchase program shares may be repurchased in the open market and in privately negotiated transactions, as well as accelerated repurchase agreements, depending on the capital needs of the business, the market price of UAL common stock, general market conditions, securities law limitations and other factors.
2 Net leverage is a non-GAAP measure that is equal to adjusted net debt divided by trailing twelve month adjusted EBITDAR. We are not providing a target for or a reconciliation to total debt or net income, the most directly comparable GAAP measures, because we are unable to predict special charges (credits) and unrealized (gains) losses on investments contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to predict the probable significance of such items contained in the GAAP measures without unreasonable efforts, and therefore we also are not able to predict the probable significance of such items. For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Reports Third-Quarter 2024 Results
Third-Quarter Financial Results
•Capacity up 4.1% compared to third-quarter 2023.
•Total operating revenue of $14.8 billion, up 2.5% compared to third-quarter 2023.
•TRASM down 1.6% compared to third-quarter 2023.
•CASM up 0.1%, and CASM-ex1 up 6.5%, compared to third-quarter 2023.
•Pre-tax earnings of $1.3 billion, with a pre-tax margin of 8.7%; adjusted pre-tax earnings1 of $1.4 billion, with an adjusted pre-tax margin1 of 9.7%.
•Net income of $1.0 billion; adjusted net income1 of $1.1 billion.
•Diluted earnings per share of $2.90; adjusted diluted earnings per share1 of $3.33.
•Average fuel price per gallon of $2.56.
•Ending available liquidity3 of $17.1 billion.
•Total debt and finance lease obligations of $25.7 billion at quarter end.
•Voluntarily pre-paid the remaining $1.8 billion outstanding balance of the MileagePlus term loan with an interest rate near 11%.
•Net leverage1 of 2.7x.
Key Highlights
•United announced an industry-leading agreement with SpaceX to bring Starlink's Wi-Fi service to more than 1,000 of the airline's mainline and regional aircraft, providing customers free, fast, reliable internet connectivity on passenger flights as soon as late 2025.
•Last week, United announced the largest international expansion in the airline’s history, bringing service to eight new Atlantic and Pacific destinations in summer 2025 (Ulaanbaatar, Mongolia; Faro, Portugal; Palermo, Italy; Dakar, Senegal; Bilbao, Spain; Madeira Island, Portugal; Nuuk, Greenland; and Kaohsiung, Taiwan). United will serve more international destinations across the Atlantic and Pacific than all other U.S. carriers combined with 800 daily flights to and from 147 international destinations, including nearly 40 not served by any other U.S. airline.
•Increased third quarter customer satisfaction ratings by 5.4 points year over year as measured by the Net Promoter Score scale, with improvements to important touchpoints like baggage, inflight entertainment and food and beverage.
•Ranked first in on time departure and second in on time arrival amongst major U.S. airlines for the third quarter, with the best on time departure in the months of August and September.
•United became the first airline to purchase sustainable aviation fuel (SAF) at Chicago O'Hare International Airport.
3 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports Third-Quarter 2024 Results
•United signed an agreement with SkyWest to begin operating the CRJ550 as part of the United Express portfolio, with 11 initial aircraft to start entering the fleet in December of this year and opportunity for more in the future.

Customer Experience
•Saw a 5.8% increase in customer check-in satisfaction, a 6.5% increase in customer checking in digitally and 9% increase in customer bypassing the lobby for the third quarter year over year thanks to check-in process improvements like introducing Spanish translations within features of the United app, enhancing digital check-in options for basic economy and expanding curbside bag drop-off outside airports.
•Opened the newly updated South Terminal lobby at Miami International Airport, featuring 10 new ticket counters, additional self-serve kiosks and other time-saving app features like bag drop shortcut and updated signage.
•Nearly half (49%) of passengers whose trips were cancelled were rebooked through United's automated service or through self-service in the third quarter, an increase in five points year over year.
•Enhanced customers' culinary experience with the introduction of the airline's new domestic economy cabin wine list, which includes canned wine from two women-owned companies and expanded choice for customers with new rose and brut options.
•With Live Activities on Apple Watch, customers can now access important flight information right from their wrist without opening the United app.
•Unveiled improvements to United's digital offerings by introducing digital food menus for all flights and cabins within the United app and transitioning Hemispheres® magazine to an all-access digital experience on United.com.
•Opened the Reset Suite by Therabody at Chicago O'Hare, a luxury wellness lounge for customers to relax prior to their flight.

Operations
•Operated the busiest third quarter as measured by revenue passenger volumes in company history, setting the record for the most ever passengers carried for the July 4 and Labor Day holidays and for the highest number of customers carried in a day at 552,000 in July.
•Set the company record for the highest daily customer average in a month of September with 474,000 carried.
•United finished the quarter with the best on time departure amongst major U.S. airlines in six of seven of United's U.S. hub locations, making it the 30th quarter in a row leading on time departure at United's Chicago O'Hare hub and 10th in a row leading United's Denver hub.
•In September, the airline achieved its highest completion rate year to date.

United Airlines Reports Third-Quarter 2024 Results

Network
•United operated its largest domestic U.S. and Canada third quarter schedule in company history, an increase of 5.2% and 18.5% of flights year over year, respectively.
•In the third quarter, United operated the largest schedule to Europe in United's history, including the largest-ever United schedules to popular Southern Europe tourist destinations such as Portugal, Spain, Italy, and Greece.
•The carrier announced its first-ever nonstop flight between its New York/Newark hub and Dominica, to begin service in February subject to government approval.
•United added or increased service across 145 flights to help customers reach major special events like the Republican and Democratic National Conventions, college football games across the country, and Chicago Bears away games, including adding flights for fans to support the team for their international game in London.
•United launched or reinstated routes from Washington, D.C. to Greenville, S.C.; San Francisco to Detroit, Mich.; and St. Louis, Mo., and added an additional route from San Francisco to Montréal.
•With reinstated service between Los Angeles and Shanghai in the third quarter, United continues to operate the largest mainland China network of any carrier and is the only U.S. carrier to serve mainland China from Los Angeles.

Awards
•United was recognized for the ninth year in a row as a "Best Place to Work for Disability Inclusion" by Disability Equality Index.
•Executive Vice President and Chief Communication Officer Josh Earnest was named to PR Week's Power List for the fourth year in a row in recognition of his influential industry leadership.
•Linda Jojo, United's Chief Customer Officer, was reappointed to the Federal Aviation Administration's Management Advisory Council for a second term, serving as the Chair.
•United's Digital Technology team won the Digital Leadership Award from the Flight Global Airline Strategy Awards for their innovation and excellence in the market.
•Business Travel News Europe awarded the airline the 2024 Technology Innovation and Traveler Experience award for the United app's improvements to customer experience.

Employees and Communities
•In partnership with United's Eco-Skies Alliance, United partnered with the San Francisco 49ers to become the first NFL team to purchase sustainable aviation fuel.

United Airlines Reports Third-Quarter 2024 Results
•In the third quarter, United saw a nearly 50% growth in employee volunteerism year to date, with nearly 4,000 United employees volunteering more than 16,000 hours, 11,000 hours of which were logged in United's annual month-long volunteer campaign September of Service to honor those affected by 9/11.
•Announced a new sponsorship with the Washington Capitals, Mystics and Wizards as the three teams' official airline and a founding partner of the Monumental Sports & Entertainment's Capitol One Arena transformation, giving MileagePlus customers access to exclusive experiences.
•For the second year in a row, United donated $1.25 million through the education nonprofit DonorsChoose to support aviation and STEM classroom projects in historically underfunded schools across United's domestic hub communities.
•United and Airlink mobilized 335 responders for 14 emergencies, humanitarian crises and recovery and preparedness initiatives globally, and United shipped 17 million tons of aid cargo to support relief efforts.
•Members of United's Black Business Resource Group Beacon participated in Chicago's Bud Billiken Parade, with United awarding a $2,500 scholarship to Emory University.
•United hosted more than 850 girls at 35 different airports across their system to celebrate the 10th anniversary of Girls in Aviation Day, recognizing the achievements of women in aviation and inspiring the next generation of aviators.

United Airlines Reports Third-Quarter 2024 Results
Earnings Call
UAL will hold a conference call to discuss third-quarter financial results, as well as its financial and operational outlook for the fourth-quarter 2024 and beyond, on Wednesday, October 16, at 9:30 a.m. CDT/10:30 a.m. EDT. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain full year 2024 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet plan strategy, announced routes (which may be subject to government approval), product development, ESG-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon

United Airlines Reports Third-Quarter 2024 Results
information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflict in the Middle East, as well as any escalation of the broader economic consequences of these conflicts beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, and any failure to achieve or demonstrate progress towards our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus financing agreements; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and under "Economic and Market Factors" and "Governmental Actions" in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges, unrealized (gains) losses on investments, net and debt extinguishment and modification fees), adjusted pre-tax income, adjusted earnings per share, adjusted net income, and net leverage typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or

United Airlines Reports Third-Quarter 2024 Results
future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2024	2023		2024	2023
Operating revenue:
Passenger revenue	$13,561	$13,349	1.6	$38,554	$36,625	5.3
Cargo	417	333	25.2	1,222	1,093	11.8
Other operating revenue	865	802	7.9	2,592	2,373	9.2
Total operating revenue	14,843	14,484	2.5	42,368	40,091	5.7

Operating expense:
Salaries and related costs	4,323	3,914	10.4	12,353	10,946	12.9
Aircraft fuel	2,993	3,342	(10.4)	9,080	9,336	(2.7)
Landing fees and other rent	866	801	8.1	2,536	2,283	11.1
Aircraft maintenance materials and outside repairs	765	684	11.8	2,254	2,072	8.8
Depreciation and amortization	742	663	11.9	2,169	1,987	9.2
Regional capacity purchase	651	592	10.0	1,848	1,806	2.3
Distribution expenses	574	516	11.2	1,680	1,406	19.5
Aircraft rent	65	46	41.3	148	151	(2.0)
Special charges	(5)	29	NM	44	902	NM
Other operating expenses	2,304	2,158	6.8	6,663	5,989	11.3
Total operating expense	13,278	12,745	4.2	38,775	36,878	5.1

Operating income	1,565	1,739	(10.0)	3,593	3,213	11.8

Nonoperating income (expense):
Interest expense	(379)	(493)	(23.1)	(1,260)	(1,472)	(14.4)
Interest income	187	234	(20.1)	554	620	(10.6)
Interest capitalized	53	48	10.4	174	128	35.9
Unrealized gains (losses) on investments, net	(90)	(54)	66.7	(160)	54	NM
Miscellaneous, net	(50)	11	NM	(40)	73	NM
Total nonoperating expense, net	(279)	(254)	9.8	(732)	(597)	22.6

Income before income tax expense	1,286	1,485	(13.4)	2,861	2,616	9.4

Income tax expense	321	348	(7.8)	697	598	16.6
Net income	$965	$1,137	(15.1)	$2,164	$2,018	7.2

Diluted earnings per share	$2.90	$3.42	(15.2)	$6.49	$6.08	6.7
Diluted weighted average shares	332.7	332.4	0.1	333.3	331.8	0.5

NM-Greater than 100% change or otherwise not meaningful.

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	3Q 2024 Passenger Revenue	Passenger Revenue vs. 3Q 2023	Passenger Revenue per Available Seat Mile ("PRASM") vs. 3Q 2023	Yield vs. 3Q 2023	Available Seat Miles ("ASMs") vs. 3Q 2023	3Q 2024 ASMs	3Q 2024 Revenue Passenger Miles ("RPMs")
Domestic	$7,857	2.4%	(0.8%)	(0.4%)	3.3%	43,746	37,784

Europe	2,972	1.4%	(0.9%)	(0.7%)	2.3%	17,906	15,469
Middle East/India/Africa	265	(35.7%)	5.4%	9.8%	(38.9%)	1,853	1,562
Atlantic	3,237	(3.2%)	0.6%	1.4%	(3.8%)	19,759	17,031
Pacific	1,335	7.2%	(15.7%)	(9.9)%	27.2%	10,461	8,095
Latin America	1,132	3.8%	(0.8%)	(0.9%)	4.6%	7,575	6,639
International	5,704	0.4%	(4.3%)	(2.1%)	5.0%	37,795	31,765

Consolidated	$13,561	1.6%	(2.4%)	(1.1%)	4.1%	81,541	69,549

Select operating statistics are as follows:

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2024	2023			2024	2023
Passengers (thousands) (a)	45,559	44,381	2.7		129,259	123,148	5.0
RPMs (millions) (b)	69,549	67,691	2.7		194,040	183,764	5.6
ASMs (millions) (c)	81,541	78,348	4.1		232,887	217,606	7.0
Passenger load factor: (d)
Consolidated	85.3%	86.4%	(1.1)	pts.	83.3%	84.4%	(1.1)	pts.
Domestic	86.4%	86.7%	(0.3)	pts.	85.5%	85.0%	0.5	pts.
International	84.0%	86.0%	(2.0)	pts.	80.8%	83.8%	(3.0)	pts.
PRASM (cents)	16.63	17.04	(2.4)		16.55	16.83	(1.7)
Total revenue per available seat mile ("TRASM") (cents)	18.20	18.49	(1.6)		18.19	18.42	(1.2)
Average yield per RPM (cents) (e)	19.50	19.72	(1.1)		19.87	19.93	(0.3)
Cargo revenue ton miles (millions) (f)	881	766	15.0		2,623	2,265	15.8
Aircraft in fleet at end of period	1,381	1,335	3.4		1,381	1,335	3.4
Average stage length (miles) (g)	1,510	1,506	0.3		1,503	1,480	1.6
Employee headcount, as of September 30 (in thousands)	106.5	102.0	4.4		106.5	102.0	4.4
Cost per ASM ("CASM") (cents)	16.28	16.27	0.1		16.65	16.95	(1.8)
CASM-ex (cents) (h)	12.26	11.51	6.5		12.47	11.94	4.4
Average aircraft fuel price per gallon	$2.56	$2.95	(13.2)		$2.73	$2.97	(8.1)
Fuel gallons consumed (millions)	1,170	1,132	3.4		3,329	3,146	5.8
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted EBITDA excluding aircraft rent (adjusted EBITDAR), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, adjusted capital expenditures, adjusted total debt, adjusted net debt, net leverage, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above. The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.
CASM: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and EBITDAR: UAL also reports EBITDA and EBITDAR excluding special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.
Adjusted Capital Expenditures and Free Cash Flow: UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, operating lease obligations and finance lease obligations, current and noncurrent other financial liabilities and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level.

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2024	2023		2024	2023
CASM (GAAP)	16.28	16.27	0.1	16.65	16.95	(1.8)
Fuel expense	3.68	4.26	(13.6)	3.90	4.29	(9.1)
Profit sharing	0.28	0.39	(28.2)	0.18	0.24	(25.0)
Third-party business expenses	0.07	0.07	—	0.08	0.06	33.3
Special charges	(0.01)	0.04	NM	0.02	0.42	NM
CASM-ex (Non-GAAP)	12.26	11.51	6.5	12.47	11.94	4.4

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
Adjusted EBITDA and EBITDAR (in millions)	2024	2023	2024	2023	2024	2023
Net income (GAAP)	$965	$1,137	$2,164	$2,018	$2,764	$2,861
Adjusted for:
Depreciation and amortization	742	663	2,169	1,987	2,853	2,611
Interest expense, net of capitalized interest and interest income	139	211	532	724	755	1,015
Income tax expense	321	348	697	598	868	885
Special charges	(5)	29	44	902	91	918
Nonoperating unrealized (gains) losses on investments, net	90	54	160	(54)	187	(86)
Nonoperating debt extinguishment and modification fees	75	—	110	11	110	11
Adjusted EBITDA (non-GAAP)	$2,327	$2,442	$5,876	$6,186	$7,628	$8,215
Adjusted EBITDA margin (non-GAAP)	15.7%	16.9%	13.9%	15.4%	13.6%	15.7%

Adjusted EBITDA (non-GAAP)	$2,327	$2,442	$5,876	$6,186	$7,628	$8,215
Aircraft rent	65	46	148	151	194	210
Adjusted EBITDAR (non-GAAP)	$2,392	$2,488	$6,024	$6,337	$7,822	$8,425

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Capital Expenditures (in millions)	2024	2023	2024	2023
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,410	$1,842	$3,940	$5,105
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	47	118	(159)	677
Adjusted capital expenditures (Non-GAAP)	$1,457	$1,960	$3,781	$5,782

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$1,498	$880	$7,221	$7,821
Less capital expenditures, net of flight equipment purchase deposit returns	1,410	1,842	3,940	5,105
Free cash flow, net of financings (Non-GAAP)	$88	$(962)	$3,281	$2,716

Net cash provided by operating activities (GAAP)	$1,498	$880	$7,221	$7,821
Less adjusted capital expenditures (Non-GAAP)	1,457	1,960	3,781	5,782
Free cash flow (Non-GAAP)	$41	$(1,080)	$3,440	$2,039

	September 30,		Increase/ (Decrease)
Adjusted total debt and Adjusted net debt (in millions)	2024	2023
Debt - current and noncurrent (GAAP)	$25,486	$29,581	$(4,095)
Operating lease obligations - current and noncurrent	4,923	5,091	(168)
Finance lease obligations - current and noncurrent	176	342	(166)
Pension and postretirement liabilities - noncurrent	1,624	1,421	203
Other financial liabilities - current and noncurrent	2,774	1,692	1,082
Adjusted total debt (Non-GAAP)	$34,983	$38,127	(3,144)
Less: Cash and cash equivalents	$8,812	$7,478	1,334
Short-term investments	5,352	9,608	(4,256)
Adjusted net debt (Non-GAAP)	$20,819	$21,041	(222)
Net leverage (Non-GAAP)	2.7	2.5	0.2	pts.

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2024	2023		2024	2023
Operating expenses (GAAP)	$13,278	$12,745	4.2	$38,775	$36,878	5.1
Special charges	(5)	29	NM	44	902	NM
Operating expenses, excluding special charges	13,283	12,716	4.5	38,731	35,976	7.7
Adjusted to exclude:
Fuel expense	2,993	3,342	(10.4)	9,080	9,336	(2.7)
Profit sharing	231	301	(23.3)	419	521	(19.6)
Third-party business expenses	61	52	17.3	183	139	31.7
Adjusted operating expenses (Non-GAAP)	$9,998	$9,021	10.8	$29,049	$25,980	11.8

Operating income (GAAP)	$1,565	$1,739	(10.0)	$3,593	$3,213	11.8
Special charges	(5)	29	NM	44	902	NM
Adjusted operating income (Non-GAAP)	$1,560	$1,768	(11.8)	$3,637	$4,115	(11.6)

Operating margin	10.5%	12.0%	(1.5) pts.	8.5%	8.0%	0.5 pts.
Adjusted operating margin (Non-GAAP)	10.5%	12.2%	(1.7) pts.	8.6%	10.3%	(1.7) pts.

Pre-tax income (GAAP)	$1,286	$1,485	(13.4)	$2,861	$2,616	9.4
Adjusted to exclude:
Special charges	(5)	29	NM	44	902	NM
Unrealized (gains) losses on investments, net	90	54	NM	160	(54)	NM
Debt extinguishment and modification fees	75	—	NM	110	11	NM
Adjusted pre-tax income (Non-GAAP)	$1,446	$1,568	(7.8)	$3,175	$3,475	(8.6)

Pre-tax margin	8.7%	10.3%	(1.6) pts.	6.8%	6.5%	0.3 pts.
Adjusted pre-tax margin (Non-GAAP)	9.7%	10.8%	(1.1) pts.	7.5%	8.7%	(1.2) pts.

Net income (GAAP)	$965	$1,137	(15.1)	$2,164	$2,018	7.2
Adjusted to exclude:
Special charges	(5)	29	NM	44	902	NM
Unrealized (gains) losses on investments, net	90	54	NM	160	(54)	NM
Debt extinguishment and modification fees	75	—	NM	110	11	NM
Income tax benefit on adjustments, net	(15)	(7)	NM	(34)	(204)	NM
Adjusted net income (Non-GAAP)	$1,110	$1,213	(8.5)	$2,444	$2,673	(8.6)

Diluted earnings per share (GAAP)	$2.90	$3.42	(15.2)	$6.49	$6.08	6.7
Adjusted to exclude:
Special charges	(0.01)	0.09	NM	0.13	2.72	NM
Unrealized (gains) losses on investments, net	0.27	0.16	NM	0.48	(0.16)	NM
Debt extinguishment and modification fees	0.22	—	NM	0.33	0.03	NM
Income tax benefit on adjustments, net	(0.05)	(0.02)	NM	(0.10)	(0.61)	NM
Adjusted diluted earnings per share (Non-GAAP)	$3.33	$3.65	(8.8)	$7.33	$8.06	(9.1)

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2024 (UNAUDITED)	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$8,812	$6,058
Short-term investments	5,352	8,330
Restricted cash	36	31
Receivables, less allowance for credit losses (2024 — $21; 2023 — $18)	2,042	1,898
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2024 — $788; 2023 — $689)	1,639	1,561
Prepaid expenses and other	690	609
Total current assets	18,571	18,487

Total operating property and equipment, net	41,680	39,815
Operating lease right-of-use assets	3,782	3,914
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2024 — $1,355; 2023 — $1,495)	2,691	2,725
Restricted cash	180	245
Investments in affiliates and other, less allowance for credit losses (2024 — $32; 2023 — $38)	1,209	1,391
Total other assets	8,607	8,888
Total assets	$72,640	$71,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,008	$3,835
Accrued salaries and benefits	2,802	2,940
Advance ticket sales	8,477	6,704
Frequent flyer deferred revenue	3,314	3,095
Current maturities of long-term debt	3,279	4,018
Current maturities of operating leases	491	576
Current maturities of finance leases	87	172
Current maturities of other financial liabilities	69	57
Other	838	806
Total current liabilities	23,365	22,203
Long-term liabilities and deferred credits:
Long-term debt	22,207	25,057
Long-term obligations under operating leases	4,432	4,503
Long-term obligations under finance leases	89	91
Frequent flyer deferred revenue	4,057	4,048
Pension liability	1,030	968
Postretirement benefit liability	594	637
Deferred income taxes	1,224	594
Other financial liabilities	2,705	2,265
Other	1,500	1,414
Total long-term liabilities and deferred credits	37,838	39,577
Total stockholders' equity	11,437	9,324
Total liabilities and stockholders' equity	$72,640	$71,104

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net cash provided by operating activities	$7,221	$7,821

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(3,940)	(5,105)
Purchases of short-term and other investments	(4,057)	(8,875)
Proceeds from sale of short-term and other investments	7,206	8,614
Proceeds from sale of property and equipment	66	20
Other, net	(211)	(17)
Net cash used in investing activities	(936)	(5,363)

Cash Flows from Financing Activities:
Proceeds from issuance of debt and other financing liabilities, net of discounts and fees	5,302	1,685
Payments of long-term debt, finance leases and other financing liabilities	(8,792)	(3,423)
Repurchase of common stock	(82)	—
Other, net	(19)	(31)
Net cash used in financing activities	(3,591)	(1,769)
Net increase in cash, cash equivalents and restricted cash	2,694	689
Cash, cash equivalents and restricted cash at beginning of the period	6,334	7,421
Cash, cash equivalents and restricted cash at end of the period	$9,028	$8,110

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$(159)	$677
Right-of-use assets acquired through operating leases	376	470
Lease modifications and lease conversions	117	438
Investment interests received in exchange for loans, goods and services	18	25

United Airlines Reports Third-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized (gains) losses on investments, net include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Operating:
(Gains) losses on sale of assets and other special charges	$(5)	$28	$44	$88
Labor contract ratification bonuses	—	1	—	814
Total operating special charges	(5)	29	44	902

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	90	54	160	(54)
Nonoperating debt extinguishment and modification fees	75	—	110	11
Total nonoperating special charges and unrealized (gains) losses on investments, net	165	54	270	(43)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	160	83	314	859
Income tax benefit, net of valuation allowance	(15)	(7)	(34)	(204)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net of income taxes	$145	$76	$280	$655
(Gains) losses on sale of assets and other special charges: During the three and nine months ended September 30, 2024, the company recorded $5 million of gains and $44 million of charges, respectively. The charges included a write down to fair market value for assets held for sale, losses on the disposal of assets, a settlement related to a certain pilot long term disability plan, accelerated depreciation on assets with shortened lives and write-off of certain international slots no longer in use, which were partially offset by a gain from a favorable outcome related to a certain contract dispute as well as gains on sales of assets.
During the three and nine months ended September 30, 2023, the company recorded $28 million and $88 million, respectively, of net charges primarily comprised of reserves for various legal matters, accelerated depreciation related to certain of the company's assets that were retired early, an impairment of flight training equipment that was sold and other gains and losses on the sale of assets.
Labor contract ratification bonuses. During the nine months ended September 30, 2023, the company recorded $814 million of expense related to agreements with its employees represented by the Air Line Pilots Association and the International Association of Machinists & Aerospace Workers and other work groups.
Nonoperating unrealized (gains) losses on investments, net: All amounts represent changes to the market value of equity investments.
Nonoperating debt extinguishment and modification fees: During the three and nine months ended September 30, 2024, the company recorded $75 million of charges related to the prepayment in full the outstanding principal balance of the term loan facility of the MileagePlus Financing in July 2024. During the nine months ended September 30, 2024, the company also recorded charges of $35 million relating to the refinancing of its 2021 term loans in February 2024.
During the nine months ended September 30, 2023, the company recorded $11 million of charges primarily related to the prepayment of $1.0 billion of the outstanding principal amount under a 2021 term loan facility.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Effective tax rate	25.0%	23.4%	24.4%	22.9%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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